EXHIBIT 21

                                 CVS CORPORATION
                         SUBSIDIARIES OF THE REGISTRANT

As of December 31, 1998, CVS Corporation had the following significant subsidiaries:

CVS Center, Inc. (a New Hampshire corporation)
CVS Foreign, Inc. (a New York corporation)
CVS Pharmacy, Inc. (a Rhode Island corporation)
Nashua Hollis CVS, Inc. (a New Hampshire corporation)(1)
CVS Vanguard, Inc. (a Minnesota corporation)
CVS New York, Inc. (a New York corporation, formerly Melville Corporation)
CVS Revco D.S., Inc. (a Delaware corporation, formerly Revco D.S., Inc.)
Revco Discount Drug Centers, Inc. (a Michigan corporation)(2)
Hook-SupeRx, Inc. (a Delaware corporation)(3)
Big B, Inc. (an Alabama corporation)(4)
Arbor Drugs, Inc. (a Michigan corporation)(5)
PharmaCare Management Services, Inc. (a Delaware corporation)(6)
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(1) Nashua Hollis CVS, Inc. is the immediate parent corporation of approximately
1,500 corporations that operate drugstores, all of which drugstores are in the United States. CVS of DC and VA, Inc. (formerly Peoples Drug Stores, Inc.), a Maryland corporation and a direct subsidiary of Nashua Hollis CVS, Inc., is, in turn, the immediate parent of approximately 12 corporations that operate drugstores, all of which drugstores are in the United States. ProCare Pharmacy, Inc. (formerly Specialty Pharmacy, Inc.), a Rhode Island corporation and a direct subsidiary of Nashua Hollis CVS, Inc., operates several apothecaries focused on specialty pharmaceuticals, all of which apothecaries are in the United States.

(2) Revco Discount Drug Centers, Inc. (a Michigan corporation) is the immediate parent corporation of two corporations that operate drugstores, all of which drugstores are in the United States. Revco Discount Drug Centers, Inc. (an Ohio corporation), a direct subsidiary of Revco Discount Drug Centers, Inc. (a Michigan corporation) is, in turn, the immediate parent corporation of one corporation that operates drugstores, all of which drugstores are in the United States.

(3) Hook-SupeRx, Inc. is the immediate parent corporation of one corporation that operates drugstores, all of which drugstores are in the United States.

(4) Big B, Inc. is the immediate parent corporation of one corporation that operates drugstores, all of which drugstores are in the United States.

(5) Arbor Drugs, Inc. is the immediate parent corporation of one corporation that operates drugstores and is the majority owner of two corporations that operate apothecaries, all of which drugstores or apothecaries are in the United States.

(6) PharmaCare Management Services, Inc., the Registrant's prescription benefits management subsidiary, is 95.8% owned by subsidiaries of the Registrant. PharmaCare Management Services, Inc. is, in turn, the immediate parent corporation of PharmaCare Direct, Inc., a mail order pharmacy corporation.